Exhibit A
Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned (Kuvare Insurance Services LP and Kuvare Insurance Services LLC, each a “Reporting Person” and collectively the “Reporting Persons”) hereby agree to the joint filing on behalf of each of them of a single statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.01 par value of Nuveen Churchill Direct Lending Corp., a Maryland corporation, and that this Agreement may be included as an exhibit to such joint filing. Each of the Reporting Persons makes no representations as to the accuracy or adequacy of the information set forth in the Schedule 13G or any amendments thereto with respect to any other Reporting Person. Each of the Reporting Persons shall promptly notify the other Reporting persons if any of the information set forth in the Schedule 13G or any amendments thereto become inaccurate in any material respect or if said Reporting Person learns of information that would require an amendment to the Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 16, 2021.

KUVARE INSURANCE SERVICES LP

By:	/s/ Katherine Stabler
Name: Katherine Stabler
Title: Chief Legal Officer

KUVARE INSURANCE SERVICES LLC

By:	/s/ Dhiren Jhaveri
Name: Dhiren Jhaveri
Title: Chief Executive Officer